SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 5, 2016 (April 4, 2016)

HONGLI CLEAN ENERGY TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Florida	001-15931	98-0695811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kuanggong Road and Tiyu Road, 10th Floor,

Chengshi Xin Yong She, Tiyu Road,

Xinhua District, Pingdingshan, Henan Province

People’s Republic of China

467000

(Address of principal executive offices and zip code)

+86-3752882999

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OR LISTING.

On April 4, 2016, The NASDAQ Stock Market (“NASDAQ”) granted Hongli Clean Energy Technologies Corp. (the “Company”) an additional 180 calendar days, or until September 26, 2016, to regain compliance with the $1.00 per share minimum required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”).

As previously reported, on September 29, 2015, the Company received a notification letter (the “Notice”) from NASDAQ advising the Company that for 30 consecutive business days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The NASDAQ Capital Market pursuant to the Minimum Bid Price Rule. The Company was provided 180 calendar days, or until March 28, 2016, to regain compliance with the Minimum Bid Price Rule. The Company was unable to regain compliance with the Minimum Bid Price Rule by March 28, 2016. The NASDAQ determination to grant the second compliance period was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The NASDAQ Capital Market, with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

To regain compliance, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive business days at any time during the second 180-day compliance period. The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options, including effecting a reverse stock split. There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Rule or maintain compliance with the other listing requirements necessary for the Company to maintain the listing of its common stock on The NASDAQ Capital Market.

The Notice has no effect on the listing of the Company’s common stock at this time and the Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “CETC.”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 5, 2016	HONGLI CLEAN ENERGY TECHNOLOGIES CORP.

	By:	/s/ Jianhua Lv
	Name:	Jianhua Lv
	Its:	Chief Executive Officer